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                                                             Exh. 5.1


                                July 31, 1997

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR 97008


    RE:   REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:


    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Summit Design, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about July 31, 1997, in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 196,538 shares of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the TriQuest Design Automation, Inc. 1995 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares by the Registrant under the Plan.

    It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation

                                /s/ Wilson Sonsini Goodrich & Rosati